UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2011 (June 22, 2011)

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

(918) 481-1119

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   Appointment of Stephen L. Cropper as Director

On June 22, 2011, Stephen L. Cropper was appointed to the board of directors of NGL Energy Holdings LLC (the “General Partner”), the general partner of NGL Energy Partners LP (the “Partnership”), to fill a newly created vacancy after the board increased the number of members of the board from four to five.  Mr. Cropper will serve as an independent director and has been appointed to serve as a member of the audit committee.

There are no arrangements or understandings between Mr. Cropper and any other persons pursuant to which Mr. Cropper was selected as a director of the General Partner. There are no transactions in which Mr. Cropper has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Cropper will receive the same compensation for his service on the board of directors as the other non-employee directors of the General Partner.  He will receive an annual cash retainer of $60,000 for serving as a director and an annual cash retainer of $5,000 as a member of the audit committee.  Mr. Cropper will be indemnified by the General Partner pursuant to the First Amended and Restated Limited Liability Company Agreement of the General Partner and by the Partnership pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law.

Item 7.01.   Regulation FD Disclosure.

On June 23, 2011, the Partnership issued a press release announcing the appointment of Mr. Cropper to the board of directors of the General Partner.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	NGL Energy Partners LP press release dated June 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

	By:	NGL Energy Holdings LLC, its general partner

Date: June 28, 2011		By:	/s/ Craig S. Jones
Craig S. Jones
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	NGL Energy Partners LP press release dated June 23, 2011